Exhibit 99.1

Praxair Announces Price Increases for Gases and Facility Fees, Effective January 1, 2014

DANBURY, Conn.--(BUSINESS WIRE)--December 16, 2013--Praxair, Inc. (NYSE:PX) is notifying bulk and packaged industrial, specialty and medical gas customers in the United States, Canada, Mexico and Puerto Rico of increases in prices, effective January 1, 2014, or as contracts permit, as follows:

  Up to 12% for nitrogen, oxygen and carbon dioxide
  Up to 15% for argon and hydrogen
  Up to 20% for helium
  Up to 15% for facility fees or monthly bulk product charges and cylinder rental rates
  Up to 5% on hardgoods

Additionally, Praxair is notifying customers worldwide of increases in prices of electronic gases of up to 20%, effective January 1, 2014.

Price adjustments will vary as permitted by individual supply contracts.

These adjustments support continuing infrastructure investments and help offset the rising costs of production, maintenance and quality assurance systems that cannot be fully recovered with productivity initiatives. In addition, supply/demand imbalances persist for some products in certain regions, along with continuing feedstock, raw material and energy cost increases.

About Praxair

Praxair, Inc., a Fortune 250 company with 2012 sales of $11 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media
Kristen McCarthy, 203-837-2371
kristen_mccarthy@praxair.com
or
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com